Exhibit 99.1

NEWS RELEASE

AMD Public Relations

Drew Prairie

+1-512-602-4425

drew.prairie@amd.com

AMD Investor Relations

Ruth Cotter

+1-408-749-3887

ruth.cotter@amd.com

Mubadala Development Company

Richard Mintz

+1-202-295-8780

rmintz@mubadala.ae

AMD Announces $622M Investment by Mubadala Development

Company

- Mubadala Takes 8.1% Stake in AMD -

SUNNYVALE, Calif. — Nov. 16, 2007 — AMD announced today that it has received an investment from a wholly-owned subsidiary of Mubadala Development Company, a strategic investment and development company headquartered in Abu Dhabi, the capital of the United Arab Emirates (UAE). Mubadala invested approximately $622 million, receiving 49 million newly-issued shares at a price per share of $12.70, the closing price of AMD common stock on November 15, 2007. AMD received approximately $608 million, after reimbursing Mubadala for approximately $14.6 million in expenses. AMD will use the net proceeds from the sale of the shares of common stock for general corporate purposes including accelerating its long-term, customer-focused growth strategy by investing in R&D, product innovations and manufacturing excellence.

“We proudly welcome Mubadala, a world-class investor, to the AMD shareholder family. This investment strengthens AMD’s ability to deliver customer-centric innovation and choice to the marketplace, creating greater value for all of our shareholders,” said AMD Chairman and CEO Hector Ruiz.

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Mubadala CEO and Managing Director Khaldoon Khalifa Al Mubarak said, “AMD is a great fit for Mubadala’s investment approach — a spirited competitor and innovator led by a strong and visionary management team. We see significant opportunities for long-term growth and value creation.”

This is a non-controlling, minority investment. Mubadala will not receive any board representation as part of the deal. This transaction does not present a controlling investment or acquisition subject to review by the Committee on Foreign Investment in the U.S. (CFIUS).

Merrill Lynch acted as financial advisor to AMD. Lehman Brothers acted as lead financial advisor to Mubadala; Morgan Stanley acted as co-financial advisor.

About AMD

AMD is a leading global provider of innovative microprocessor solutions for computing, communications and consumer electronics markets. Founded in 1969, AMD is dedicated to delivering superior computing solutions based on customer needs that empower users worldwide. For more information, visit www.amd.com.

About Mubadala

Mubadala is an investment and development company headquartered in Abu Dhabi, the capital of the United Arab Emirates. Wholly-owned by the Abu Dhabi Government, Mubadala’s mission is to create and maximize long-term returns as an engaged investor in high-performing businesses and promising new ventures.

The company has a growing and multifaceted international portfolio, with significant interests in sectors such as energy, heavy industry, telecommunications, infrastructure, and aerospace. For more information, visit www.mubadala.ae.

For More Information

This sale of AMD’s common stock has been made by means of a prospectus. Copies of the final prospectus may be obtained, when available, by contacting Ruth Cotter, AMD Investor Relations (+1-408-749-3887, ruth.cotter@amd.com).

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A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Statement

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “would,” “may,” “expects,” “believes,” “plans,” “intends,” “projects,” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this release are based on current beliefs, assumptions and expectations, speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities targeting the company’s business will prevent attainment of the company’s current plans; the company will require additional funding and may not be able to raise funds on favorable terms or at all; the company’s cost reduction efforts will not be effective; customers stop buying the company’s products or materially reduce their operations or demand for its products; the company will be unable to develop, launch and ramp new products and technologies in the volumes and mix required by the market and at mature yields on a timely basis; the company’s competitors, customers and suppliers may take actions that will negate the anticipated benefits of the company’s acquisition of ATI; demand for computers and consumer electronics products and, in turn, demand for the company’s products will be lower than currently expected; global business and economic conditions will worsen, resulting in lower than currently expected revenue in the fourth quarter of 2007 and beyond; there will be unexpected variations in market growth and demand for the company’s products and technologies in light of the product mix that it may have available at any particular time or a decline in demand; the company will be unable to transition to advanced manufacturing process technologies in a timely and effective way, consistent with planned capital expenditures; the company will be unable to maintain the level of investment in research and development and capacity that is required to remain competitive; and the company will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products or will under-utilize its microprocessor manufacturing facilities. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended September 29, 2007.

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